Luby’s, Inc.
Fourth Quarter and Fiscal Year Earnings Conference Call
October 28, 2010

 Thank you, and welcome, everyone, to Luby's fourth quarter and fiscal year 2010 earnings conference call. This call is also being webcast and can be accessed through the audio replay on the Luby's website, lubys.com.

Before we continue, I'd like to remind you that statements in this discussion, including statements made during the question and answer session regarding Luby's future financial and operating results, as well as plans for expansion of the Company's business, including expected financial performance of the Company's prototype restaurants and future openings are forward-looking statements and involve risk and uncertainty, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor and seasonality of the Company's business, taxes, inflation, governmental regulations and the availability of credit, as well as other risks and uncertainties disclosed in the Company's periodic reports on Form 10-K and Form 10-Q.

I will now turn the call over to Luby's president and CEO, Chris Pappas.

 Chris Pappas - Luby's, Inc. - President, CEO

 Thank you, Sheila. Welcome to all of you joining us on our 2010 fourth quarter and [fiscal] year-end conference call. With me today is Scott Gray, Senior VP and CFO, and Peter Tropoli, Senior VP and General Counsel, as well as our senior operations team.

On the call today, I will elaborate on our results and the progress we've made in our 2010 fiscal year. We'll also discuss the Fuddruckers acquisition. After Scott details our fourth quarter financial results, I'll come back and speak about what we see ahead of us. So let's get started.

Fiscal 2010 was a transitional year for Luby's. Last year at this time, we announced our cash flow and a capital redeployment plan, which included the contemplated closing of 25 restaurants. The focus of the plan was to strengthen our core operations in order to better position our organization to generate positive cash flow. We also said that we were going to redeploy our capital into projects to seek more attractive returns.

We did what we said we were going to do. We still have work to do, but we're well on our way, and I'd like to thank our management team and employees for all of their outstanding efforts.

During the second half of the year, our customer traffic improved primarily due to improved market conditions and local store marketing. We believe that the economy is in a more stable condition than last year at this time, giving us a firmer ground to stand on, yet we remain cautious, as do our customers.

For the fiscal year, we reported a net loss from continuing operations of $662,000 compared to a net loss of $14 million last year. Excluding special items, we generated a loss from continuing operations of $1.4 million in 2010 compared to a loss of $4.6 million in 2009. Cash flow from operating activities increased $4.3 million to $9.1 million.

During fiscal 2010, we generated $9.4 million in proceeds from the sale of assets, and our capital expenditures were $3.6 million. The improved cash flow and positive trend in customer traffic are clear indicators that our efforts are generating the results. During the year, we continued to focus on guest count and better management of our expenses.

Even though our same-store sales declined by 7.4% for the total year, our store level profit margins rose from 14.2% in [fiscal] 2010 from 13% in '09. Our long-term goal is to return store-level profit margins to between 17% and 19% of restaurant sales. And assuming that we continue to experience improvements in guest traffic and sales, we anticipate that our margins will continue to improve in 2011.

Despite this progress, we realize that much, much more must be done to regain profitability in this current economic environment. Our team continues to focus on exceeding our guests' expectations, improving existing restaurant cash flow, growing our culinary contract services accounts, and redeploying capital to increase shareholder value.

In July of 2010, we became a multi-brand restaurant company with a national footprint. For a total consideration of $63.5 million, we purchased the operating assets of Magic Brands, LLC, the owner of Fuddruckers Restaurant, thus acquiring 59 company-operated restaurants and 130 franchise locations. In order to finance this transaction, we were able to increase the size of our revolving credit facility from $20 million to $53 million. We plan to service the debt through proceeds from sale of assets as well as cash flow from operations.

This acquisition dramatically expands our geographic footprint, opening up new potential growth markets. With a strong base of restaurants in Texas, the Fuddruckers acquisition was a good fit geographically, providing Luby's with a franchise model with proven national and international reach.

Of the company-operated restaurants, 56 are Fuddruckers and three are the Koo Koo Roos brand. Fuddruckers stores range from 5,000 to 7,000 square feet in size, with average (inaudible) volumes of sales of approximately $1.4 million. Known worldwide for great hamburgers and scratch-baked buns, Fuddruckers is a high quality, family-friendly restaurant, like Luby's, and we hope to enhance and leverage the brand's popularity. We believe that the casual non-quick service burger eatery concept to be a robust and growing restaurant segment in our industry.

Additionally, we view Fuddruckers as a growth vehicle that complements our Luby's and culinary contract services business. Consumer Reports recently ranked Fuddruckers as one of the top three best burgers. We estimate that Fuddruckers assets acquired will produce incremental earnings before interest, taxes, depreciation and amortization, or EBITDA, in the range of $8 million to $10 million during fiscal year 2011 after consideration of estimated integration expensed and deferred maintenance costs totaling approximately $3.5 million.

The reconciling items — Fuddruckers — between estimated EBITDA, a non-GAAP financial measure and Fuddruckers estimated net income before income taxes are $2 million in estimated interest expense and $4 million in estimated depreciation and amortization.

Our near-term objective for Fuddruckers is to grow average unit volume at the corporate and franchise stores by focusing on the basics - the food, the service, the systems and facilities. We are also taking an in-depth look at our promotional activities in order to drive more traffic to our locations.

Another one of our priorities is to build stronger relationships with our franchisees and to provide a greater level of service to our franchisees to allow them to prosper and to grow the system. We're doing this by developing extensive dialogues with them, listening to them, evaluating their suggestions and concerns. We're pleased to announce that another franchisee location will be opening before the end of 2010.

All in all, we're making great strides integrating Fuddruckers, which gives us the confidence to launch our new store development program efforts. We have not yet announced our new unit growth targets for 2011 and beyond, but we are in the process developing and working on prototypes as we now speak, which will allow us to efficiently grow both company-owned and franchise locations.

At Luby's Cafeterias, our team continued to focus on quality food and attentive customer service to build sales and improve profitability. During the past year, we tailored promotional efforts to meet the needs of each market, and in many cases, each restaurant. To better serve our customers, we offered the meals and options most preferred by them. These efforts include the spring 2010 re-introduction of our weekend $4.99 all you can eat breakfast, a $2.99 summertime kid's meal, and various in-store deals.

The all you can eat breakfast offers guests an array of breakfast favorites and adds a new day part for Luby's, thus attracting new customers. We now have 62 restaurants serving breakfast, up from 48 at the end of the fiscal year. We're also encouraged by in-store deals, which have spurred customer frequency and enhanced same-store sales trends. These deals include a $2 fried fish and a chicken-fried steak at $2, a $6.99 Ribeye steak and potato, as well as a $6.99 all you can eat Saturdays. As we introduced local market initiatives, we also reduced our advertising and marketing expenses. Fiscal year 2010 advertising and marketing expense declined both in dollar terms and as a percentage of restaurant sales to 1.3% compared to 1.6% in fiscal 2009.

We continued the expansion of Luby's culinary contract services, penetrating new avenues in healthcare, education, and corporate contract food service management, ending fiscal 2010 with a total of 18 accounts versus 15 at the end of fiscal year 2009. Our brand equity, reputation and revenue continue to grow. Revenue increased to $13.8 million for fiscal 2010 compared to $13 million year-over-year.

We opened a What's Brewing coffeehouse at Lone Star College, bringing that total up to three. This new partnership with the Lone Star college system demonstrates the natural extension of our brand to higher education facilities. To stay competitive in this educational environment, we introduced gift cards as a replacement for the traditional student meal plan. Students can use our cards to dine on campus or dine out at any company-owned restaurant. Luby's brand position — proposition is very competitive in this institutional environment and neatly complements our retail street concept.

Extending our Luby's culinary contract services brand continues to be a valuable growth opportunity especially during these tough economic times. We will continue to aggressively compete for contract opportunities primarily in our core Texas market.

Now I'd like to turn the call over to Scott Gray, our CFO. Scott?

Scott Gray - Luby's, Inc. - CFO

Thank you, Chris, and good afternoon, everyone. I will now take you through our financial results for the fourth quarter and fiscal year.

Our fiscal 2010 fourth quarter ended August 25th, 2010, and was a 16-week period. As we stated at the beginning of our press release, as a result of the Company's cash flow improvement and capital redeployment plan, which included the contemplated closure of 25 underperforming stores, we have reclassified the closed store results to discontinued operations for the prior year's comparative quarter and fiscal year results.

Also in conjunction with our recent acquisition, Fuddruckers results are included starting on July 26th, 2010.

Beginning with our income statement results for the quarter, as Chris mentioned, we reported income from continuing operations in the fourth quarter of $1.1 million, or $0.04 per share, compared to $13.3 million loss in the same quarter last year. In our press release, we included reconciliation tables to income loss from continuing operations before special items for the quarter and fiscal year results. We believe excluding special items provides investors with a perspective of the Company's operating performance and a more relevant comparison to prior period results.

Excluding special items, we generated a net loss from continuing operations of $397,000 in the fourth quarter fiscal 2010 compared to a $4 million net loss from continuing operations last year. The improvement in our results were driven by our unit management and restaurant crew members' dedicated efforts in the field that improved our guest traffic and sales results.

Now for our sales results for the quarter. Beginning with the fourth quarter, restaurant sales increased $5.8 million to $76.7 million in the quarter due to the acquisition of Fuddruckers, partially offset by a decline in sales as a result of lower average customer spending in fiscal 2010. Same-store sales were down 0.5%, nearly flat compared to last year. We are pleased with our sequential improvement in same-store sales.

We believe our local marketing initiatives in the expanding number of locations serving weekend breakfast have driven traffic to our restaurants. Same-store customer traffic improved over 3% during the fourth quarter compared to the year-ago period. Offsetting the increase in traffic was the decline in average customer spending on each visit as a result of our promotional activity and our breakfast offerings, which have lower price points.

During the summer months of the fourth quarter, our sales usually dip compared to the previous quarter or the third quarter. This year was no exception. Remember that our fourth quarter of our fiscal year has 16 weeks versus 12 weeks in the third quarter. So when we look at our sales on an average period sales basis, average period sales declined 3.9% sequentially in 2010 between the third and fourth quarter compared to last year average period sales declined 8.6% in the comparable timeframe. This demonstrates an improvement in our sales trend between the third and fourth quarter sequentially this year versus last year.

Culinary contract service sales in the fourth quarter were $4.2 million, up 6.2% compared to last year. We began the year with 15 culinary locations and ended the year with 18.

Now moving through our restaurant-related costs, starting with cost of food as the percentage of restaurant sales, cost of food in the fourth quarter declined to 28.2% compared to 28.4% in the comparable quarter last year due to operational improvements made in food production and enhanced menu management offset by lower menu prices and limited time offers. As a percentage of restaurant sales, payroll and related costs declined approximately 290 basis points to 35.3% in the fourth quarter fiscal 2010 from 38.2% last year. We are benefiting from the scheduling programs and tools we have rolled out to our Luby's locations, which have allowed management to more effectively deploy store-level labor.

Our operating expenses decreased $0.5 million compared to the same quarter last year, primarily due to lower marketing and advertising expenses, as well as lower utilities and supply and service expenses. These declines were partially offset by an increase in occupancy cost, primarily due to the Fuddruckers acquisition, as well as an increase in repairs and maintenance.

Other operating expenses as a percentage of restaurant sales decreased approximately 250 basis points to 23.3% compared to 25.8% in the same quarter last year.

Our store level profit, which we define as restaurant sales minus cost of food, payroll and related costs and other operating expenses, rose to $10.2 million, or 13.3% of restaurant sales compared to $5.4 million, or 7.5% of restaurant sales in the fourth quarter fiscal 2009. On a sequential basis, our store-level profit in the quarter was down from 18% in the third quarter. Remember that, during the third quarter, we have higher average period sales. The difference in the third and the fourth quarter store level margins demonstrates the incremental benefit of added sales to our bottom line.

Depreciation and amortization expense declined approximately $220,000 in the fourth quarter compared to the same quarter last year. Keep in mind that these results only include one month of Fuddruckers, and that our asset base at Luby's has declined due to store closures.

General and administrative expenses rose approximately 2.8% in the fourth quarter compared to the same quarter last year. The primary reason for the increase was $2.9 million associated with an accrual for a pending legal settlement and expenses incurred related to the Fuddruckers acquisition. Excluding those special items, our G&A was down year-over-year.

For the fiscal year 2010, we reported a loss from continuing operations of $662,000 compared to a loss from continuing operations of $14.1 million last year. Excluding special items, net income from continuing operations was a loss of $1.4 million in fiscal 2010 versus a loss of $4.6 million last year.

For the year, fiscal 2010, restaurant sales declined 6.8%. Same-store sales declined 7.4% in fiscal 2010 compared to 8.6% in fiscal 2009. And that was an 8.6% decline 2009, as well. When adding the 2010 and 2009 decline on same-store sales together results in a two-year negative comp of 15%. We clearly have more work to do to regain our restaurant volume we lost over the last two years. Our operations team has made improvements in traffic comps by offering and introducing more relevant menu items to our guests to increase their frequency. One of our operational goals in fiscal 2011 is to be same-store sales positive for the year.

Culinary contract service sales for 2010 were $13.7 million, up 5.8% compared to last year. In 2010, culinary contract services generated store-level profit of $1.3 million compared to $1.2 million in 2009. As a percentage of restaurant sales for fiscal 2010 versus 2009, costs of food were in line, payroll and related costs were down about 40 basis points, and other operating costs declined approximately 70 basis points, resulting in our store level profit margins expanding to 14.2% in 2010 from 13% in 2009.

Moving on to our balance sheet, we ended our fiscal year with $2.3 million in cash and cash equivalents, $161.4 million in shareholders' equity, $41.5 million in debt, $19.5 million in property held for sale, and $9.1 million in availability under our credit facility.

During fiscal year 2010, we sold six properties, of which resulted in a $1.2 million gain from disposition of property reported in continuing operations and $1.5 million in gains reported in the discontinued operations line. At the end of fiscal year, we had $19.5 million in property held for sale in total, of which three are owned properties under that line on the balance sheet, and three are leased properties reported under property held for sale. We also had 16 owned properties and five leased properties recorded under assets associated with our discontinued operations on the Company's balance sheet as of August 25th, 2010, for a total of 19 owned properties held for sale. We are actively marketing these properties and plan to utilize future proceeds to fund development of future restaurants and culinary contract service locations, as well as to pay down debt.

Cash provided by operating activities for 2010 fiscal year was $9.l million compared to $4.8 million in fiscal 2009. During 2010, our capital expenditures were $3.6 million compared to $12.3 million in 2009. Our outlook has improved, yet we remain cautious. Consumer confidence is still at historical low levels. Our fiscal 2011 profitability is contingent on getting more people to eat at our restaurants more often, generating positive comparable same-store sales growth. We have demonstrated that with a slight uptick in incremental sales. A large portion can fall to the bottom line. Once again, let me remind you that we expect Fuddruckers to be accretive to Luby's overall profitability.

To conclude my remarks, I'd also like to point out that, at the end of our 2010 fiscal year, our book value was $5.74 per share. Now I'd like to turn the call back over to Chris.

Chris Pappas - Luby's, Inc. - President, CEO

Thanks, Scott. I'd like to conclude the call today by reiterating that, in fiscal 2011, we will continue to do what we do best, serving our customers fresh, great, high-quality food. In order to continue to drive customer frequency, we will continue to expand our local store marketing efforts, leveraging the strengths of our brands. We also plan to continue utilizing technology and nontraditional media to communicate with our guests.

Let me remind you that our primary goals are to grow operating cash flow and return to profitability. To realize these goals, we must continue to increase customer frequency to drive same-store sales higher at all of our brands. We started moving customer traffic in the right direction in the second half of 2010, and we are continuing to dedicate our efforts to drive traffic and sales.

Looking forward, we will continue to manage our food, labor and other store costs and general and administrative expenses without compromising our operations. We will offer our customers competitive price points as well as seeking innovative ways to increase our customer frequency. As the economic outlook and our cash flow improves, we seek to grow our brands through our average unit volume increase through growth of our customer accounts, new accounts, investing in our stores, and opening new restaurants. In addition, we anticipate that Fuddruckers will be a growth vehicle for us as we move forward with potential opportunities to expand franchise, as well as company locations.

In closing, we believe that the actions we've taken have positioned us to take advantage of the improving economic environment. Now at this time, I'd like to open up the floor for questions. Operator?

QUESTION AND ANSWER

Operator

 Thank you, sir. (Operator instructions.) Stas Kiselev with Capstone Investment.

 Stas Kiselev - Capstone Investment - Analyst

 Hi. Hi, how are you?

 Scott Gray - Luby's, Inc. - CFO

 How's it going, Stas?

 Stas Kiselev - Capstone Investment - Analyst

 Good, good. How are you?

 Scott Gray - Luby's, Inc. - CFO

 We're doing good.

 Stas Kiselev - Capstone Investment - Analyst

 I guess the first question I have is with regards to the What's Brewing coffeehouse concept. Can you give us a little more color on what exactly it is, maybe some unit economics? And I guess you said that you've grow it to three units at this point?

 Todd Coutee - Luby's, Inc. - Culinary Contract Services

 Hey, I'm Todd Coutee. I'm over the Culinary Contract Service (inaudible). Could you repeat your question, please?

 Stas Kiselev - Capstone Investment - Analyst

 Yes. Can you tell us a little bit more about this concept, exactly what it is? You say you're putting it up on Lone Star College locations?

 Todd Coutee - Luby's, Inc. - Culinary Contract Services

 Yes. Yes, we partnered with Seattle's Best, which is the sister company to Starbucks, so we've co-branded to offer a full-service coffee program. So at one of our locations downtown, we've got a street presence in the lobby of a building, and we've got two locations at two Lone Star campuses. So it offers the espresso concept, as well as the frappucino, similar to Starbucks.

 Stas Kiselev - Capstone Investment - Analyst

 I see. And do you plan on growing this concept further?

 Todd Coutee - Luby's, Inc. - Culinary Contract Services

 Yes, within the contract services, we do. So we've got three slated for the year.

 Stas Kiselev - Capstone Investment - Analyst

 Got it. Okay. With regards to the $4.99 promotion that you guys have started recently, I'm just curious, what kind of an effect does it have on your margins? Is it a lower margin product that you guys are offering? And what is the recurrence rate — where the new traffic that's coming into your Luby's Cafeterias, what percentage of that traffic is actually going for that new value menu that you guys have introduced?

 Chris Pappas - Luby's, Inc. - President, CEO

 Well, it's available at a time that we previously weren't open, and so it exhibits a new day part for us altogether. So we believe that it's - we know that it's additive, and we're seeing a lot of faces that haven't traditionally eaten with us that come in and see our delivery system and they get exposed to us, and they get to see something that, to a large extent, that they haven't seen before in the marketplace.

 Scott Gray - Luby's, Inc. - CFO

 Yes, Stas, it's a way for us to really take the customers in that trade area and get them in our restaurant during that part we weren't currently operating at. We feel it is - and we know that, at a certain level, that it's incrementally profitable for us, and we've seen that we monitor — manage it that way. The units that hold the volume needed remain to have that offering.

 Chris Pappas - Luby's, Inc. - President, CEO

 The drink is in addition to that, so it's not just $4.99. And it's largely — it's largely your most basic of breakfast approaches, especially at that price. It's largely scrambled eggs, potatoes and some proteins as well. So it's a very — it's very efficient for us to just deliver it.

 Stas Kiselev - Capstone Investment - Analyst

 I see. Okay, makes sense.

 Scott Gray - Luby's, Inc. - CFO

 But we [re-introduced] it basically this year after operations had played with different formats. We had tested it in years past, and we're finding some success with the current format, just utilizing our serving line exclusively for this.

 Stas Kiselev - Capstone Investment - Analyst

 Have you noticed a traffic uplift after you introduced it this year?

 Scott Gray - Luby's, Inc. - CFO

 Most of what we do see is that we've consistently been able to maintain those day parts at certain locations, and to a large degree helped with that weekly — the weekly entree count. It's probably, as far as the week-to-week, year-over-year comparison, probably about 25% of the traffic increase week-over-week.

 Stas Kiselev - Capstone Investment - Analyst

 Got it. That's helpful.

 Scott Gray - Luby's, Inc. - CFO

 It's only Saturday morning and Sunday morning.

 Stas Kiselev - Capstone Investment - Analyst

 Right. Got you. So I have a question about the food costs. I guess this year you guys lowered your food costs, right, 28.2% versus 28.4% from last year?

 Scott Gray - Luby's, Inc. - CFO

 From last year, the full year.

 Stas Kiselev - Capstone Investment - Analyst

 I'm curious about what you're seeing with regards to cost of your food right now and if you've locked it in for the remainder of 2010, and how much you've locked in going into 2011. And just curious if you're seeing any inflation there with the current trends, with commodities spiking.

 Scott Gray - Luby's, Inc. - CFO

 Yes. That's — we're cautious overall. That's something we're watching. We are experiencing that creep up and are watching it, and where we can make the — take a position, we are doing so.

 Stas Kiselev - Capstone Investment - Analyst

 Okay, but you don't have a number where — okay. So you're — got it. Now—.

 Scott Gray - Luby's, Inc. - CFO

 —I think after we finish our first quarter and report those results, we'll have some more context to discuss it further.

 Stas Kiselev - Capstone Investment - Analyst

 Got it.

 Chris Pappas - Luby's, Inc. - President, CEO

The commodities generally — if you look at wheat and corn and such like that, the expectations are is that things are going to be higher. And so, as we go forward, our menu's pretty varied in regard to especially our cafeterias. And we try to make changes, when things are attractively priced, to buy those proteins, and when they're not too attractively priced, find other proteins to move our menu more towards. So we try to take advantage when things are very value, and when they're not, try to find other things to be able to feature.

 Scott Gray - Luby's, Inc. - CFO

 Yes. I think that we — with our limited time promotional offers, that is — that will — that we've really gotten into, I think that we're watching that. We kind of view it, again, as there's a little bit of a trade-off in where the marketing [spend] basically is placed. And so we're able to offer it in the product to existing customers, and then help increase their frequency. So we're watching that closely as we go forward.

 Stas Kiselev - Capstone Investment - Analyst

 I see. Now, you mentioned you've sold six properties.

 Scott Gray - Luby's, Inc. - CFO

 Yes.

 Stas Kiselev - Capstone Investment - Analyst

 What price tag did you sell those properties for?

 Scott Gray - Luby's, Inc. - CFO

 Well, again, there were six properties. There was $8.9 million in total out of those properties. So the average for these that were sold was about $1.4 million.

 Stas Kiselev - Capstone Investment - Analyst

 That's helpful. And I guess, going back to the Fuddruckers brand and your acquisition, can you give us some light on where historically the comps have been for that concept?

 Scott Gray - Luby's, Inc. - CFO

 Well, we've been looking at that and monitoring obviously internally after picking up the restaurants and communicating to the field as to where they are relative to their last year performance. They had — they have suffered some declines early in the year. When we match things up under our fiscal calendar, they tended to kind of follow the overall, which we believe was the overall economy's impact on sales. I will say that we are currently, subsequent to the — if we look back over the fourth quarter as if we were to have run — had them under our watch for the full quarter, the results were not very dissimilar from our - the Luby's Cafeterias, which was, again, down negative .5% (inaudible).

Again, our data, it was — this is from the acquisition — I would say that the — somewhat suspect on the prior data to make sure I can rely on it, but I think that the range was somewhere between slightly negative to slightly positive. So you probably — you know, half-percent down to probably a percent [up] was what I would say over the fourth quarter. And we will, in about eight week's time from now, we'll be able to report more so on how we're doing in the first quarter. There's only 31 days in the fourth quarter with Fuddruckers, and we'll have a full quarter's worth when our first quarter ends November 17th. So I think the trends are — in the past were more negative than they are during the fourth quarter of our fiscal year.

 Stas Kiselev - Capstone Investment - Analyst

 Got it. And so, in that timeframe, will you also kind of give us an idea of what kind of synergies you plan to extract out of both concepts when you fully integrate them?

 Scott Gray - Luby's, Inc. - CFO

 Well, we do have some overlay in our markets. Chris has mentioned that before. We are looking at that, as Max — try to exploit that scenario.

 Stas Kiselev - Capstone Investment - Analyst

 Okay, but right now you're not giving us any specific numbers or timelines [with] that regard?

 Scott Gray - Luby's, Inc. - CFO

 No, we're not — not as — not yet. We're still evaluating before we put forth that and deciding on our strategy as it relates to that.

 Stas Kiselev - Capstone Investment - Analyst

 Got it. And did you mention that you were going to ramp up advertising and marketing because of Fuddruckers, going into 2011?

 Scott Gray - Luby's, Inc. - CFO

 No. No. I think that we — the franchisees contribute a portion. They have a component, based on their volume, that they contribute to a fund. Those funds will get utilized. And this is our first year. We'll see how it goes. But at this time, I think their — Chris can probably speak to one of the (inaudible) — we have something we're doing currently that we're about to go and focus on. I think it's all going to center around some existing product initially, and we'll have to see. It's a little too early to tell.

 Stas Kiselev - Capstone Investment - Analyst

 Okay, thank you. So I have one last thing, I guess. Just looking at the core Luby's brand, you guys will be [lapping] some easy comparables, I guess, with regards to comps from last year. When do you think you'll get — you'll be able to get to a point where, especially considering the most recent trends with the traffic uplifts that you're seeing, when do you think we'll see Luby's comping in positive?

 Scott Gray - Luby's, Inc. - CFO

 Well, you're right, we do have, particularly when you look at Table Three in our press release, last year during our 2010 was down over 13% in the first quarter. Again, that's our goal for the full year, and we're working after it. I mean, I think, again, we'll be able to better [relate] — take a look at that after we finish our first quarter.

 Stas Kiselev - Capstone Investment - Analyst

 I see. Okay, that's all I have.

 Scott Gray - Luby's, Inc. - CFO

 Okay, very good. Thank you.

 Chris Pappas - Luby's, Inc. - President, CEO

 Thank you.

 Stas Kiselev - Capstone Investment - Analyst

 Thank you.

Operator

 Thank you. (Operator instructions.)

And I'm showing no further questions in the queue. I would like to turn the call back to management for any closing remarks at this time.

 Chris Pappas - Luby's, Inc. - President, CEO

 Thank you, and thank you all for joining us today. We encourage any of you that haven't eaten at a Fuddruckers to surely try one in your area, if there's one in your area. They're in many states across the country, and try a Luby's if it's in your market, as well. We've got a lot of great things cooking there, as well.

And I'd like to invite all of you to come join us again in December on our next conference call, and look forward to visiting again with you. Thank you.

Operator

 Thank you. Ladies and gentlemen, this concludes the Luby's Fourth Quarter Earnings Conference Call. If you would like to listen to a replay of today's call, please dial 303-590-3030 and enter the access code of 4373076 followed by the pound sign.

We thank you for your participation. You may now disconnect.